Room 4561
				June 27, 2005



Mark Lindberg
President and
Chief Financial Officer
Photonics Corporation
420 E FM 3040, Ste. 118, PMB 216
Lewisville, TX  75067

RE:	Photonics Corporation
	Form 10-K for fiscal year ended December 31, 2004
	File No. 000-22514

Dear Mr. Lindberg:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

Very truly yours,



      Kathleen Collins
							Accounting Branch Chief
??

??

??

??

Photonics Corporation
April 29, 2005
Page 1 of 1